Exhibit 99.1



     U. S. STEEL ANNOUNCES COMPLETION OF TENDER OFFER
               AND CONSENT SOLICITATION FOR
           10-3/4% SENIOR NOTES DUE AUGUST 1, 2008

     PITTSBURGH, Dec. 28, 2006 - United States Steel
Corporation (the "Company") (NYSE:X) announced today that it has successfully completed its cash tender offer (the
"Offer") and consent solicitation for its 10-3/4% Senior
Notes due August 1, 2008 (the "Notes").
     A total of $328 million in aggregate principal amount, or approximately 94% of the Notes outstanding had been tendered and not withdrawn as of midnight Eastern Time
December 27, 2006 (the "Expiration Date"). On December 28,
2006, the Company accepted for purchase and paid for all Notes tendered pursuant to the Offer.
     The Company also announced the completion of the consent solicitation relating to the Notes. On December
13, 2006, the Company and The Bank of New York executed a third supplemental indenture upon receipt of the requisite consents to the proposed amendments to the indenture governing the Notes. The amendments, which eliminate or modify substantially all of the restrictive covenants in the indenture, became operative upon acceptance of the Notes for purchase.
     The Company will record a fourth quarter 2006 pre-tax charge of approximately $32 million for the premium, unamortized issuance and discount costs and transaction fees.
     UBS Investment Bank served as Dealer Manager and
Solicitation Agent in connection with the Offer.  Georgeson
Inc. was the Information Agent.

    Any statements contained in this release that are not

historical facts are forward-looking statements as defined

in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include, but are not limited to,

financial items; any statements of the Company's plans,

strategies or objectives; and any statements of belief or

expectation. All forward-looking statements rely on

assumptions and are subject to various risks and

uncertainties that could cause actual results to differ

materially from expectations. A discussion of other factors

that could affect the Company's future results is contained

in its periodic filings with the Securities and Exchange

Commission available free of charge at www.sec.gov. The

Company assumes no obligation to update any forward-looking

statements.

                           -oOo-

For more information about U. S. Steel, visit

www.ussteel.com.